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                                                            Exhibit 10.31

                                CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of May 29, 1997, by and between SMART MODULAR TECHNOLOGIES, INC., a California corporation ("Borrower"), SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED, a private limited company incorporated in England, ("Smart(Europe)"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                     RECITAL

         Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I
                                   THE CREDIT

         SECTION 1.1. LINE OF CREDIT.

         (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 1, 1998, not to exceed at any time the aggregate principal amount of Twenty Million Dollars ($20,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

         (b) Subfeature. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Smart(Europe) from time to time up to and including May 1, 1998, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Subfeature"), the proceeds of which shall be used for working capital purposes. Smart(Europe)'s obligation to repay advances under the Subfeature shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Smart (Europe) Note"), all terms of which are incorporated herein by this reference. The outstanding principal balance of advances and the available undrawn balance of Letters of Credit issued under the Subfeature


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shall be reserved under the Line of Credit and shall not be available for advances or Letters of Credit thereunder.

         (c) Letter of Credit Subfeature. As a subfeature under the Line of Credit and Subfeature, Bank agrees from time to time during the term thereof to issue sight commercial and standby letters of credit for the account of Borrower or Smart(Europe), respectively, to finance working capital and business requirements (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Four Million Dollars ($4,000,000.00). No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit for the account of Borrower shall be reserved under the Line of Credit and the undrawn amount of all Letters of Credit for the account of Smart(Europe) shall be reserved under the Subfeature and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit or Subfeature, as applicable, and shall be repaid by Borrower or Smart(Europe), in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit or Subfacility, as applicable, are not available, for any reason, at the time any draft is paid by Bank, then Bank shall so notify Borrower or Smart(Europe), as applicable, and Borrower or Smart(Europe) shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower or Smart(Europe), at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

         (d) Borrowing and Repayment. Borrower or Smart(Europe) may from time to time during the terms of the Line of Credit and Subfeature, respectively borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note and Smart(Europe) Note, respectively; provided however, that the total outstanding borrowings under the Line of Credit an Subfeature shall not at any time exceed the respective



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maximum principals amount available thereunder, as set forth above.


         SECTION 1.2. INTEREST/FEES.

         (a) Interest. The outstanding principal balances of the Line of Credit and Subfeature Note shall bear interest at the rates of interest set forth in the Line of Credit Note and Subfeature Note, respectively (the "Notes").

         (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Notes.

         (c) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit and fees upon the payment or negotiation by Bank of each draft under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under the Line of Credit (including the Subfeature) by charging Borrower's demand deposit account number 4430-817214 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower upon notice, provided however failure by Bank to provide such notice shall not relieve Borrower of liability for amounts then due.

         SECTION 1.4. GUARANTIES. All indebtedness of Smart(Europe) to Bank shall be guaranteed by Borrower in the principal amount of Ten Million Dollars ($10,000,000.00), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Borrower and Smart(Europe) makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower and Smart(Europe) to Bank subject to this Agreement.



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         SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of California, and Smart(Europe) is a corporation, duly organized and existing and in good standing under the laws of the United Kingdom, and each is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower and Smart(Europe), taken as a whole.

         SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or Smart(Europe), as applicable, enforceable in accordance with their respective terms.

         SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and Smart(Europe) of the Loan Documents do not violate any provision of any law or regulation in any material respect, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or the Articles of Incorporation of Smart(Europe), or result in any breach of or default in any material respect under any material contract, obligation, indenture or other instrument to which Borrower or Smart(Europe) is a party or by which Borrower or Smart(Europe) may be bound.

         SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's or Smart(Europe)'s knowledge, threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower and Smart(Europe), taken as a whole, other than those disclosed by Borrower or Smart(Europe) to Bank in writing prior to the date hereof.

         SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of Borrower dated October 31, 1996, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the consolidated financial condition of Borrower as of that date and for the period then ended, (b) discloses all liabilities of Borrower or Smart(Europe) that are required to be reflected or reserved against under generally accepted accounting



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principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower and Smart(Europe), taken as a whole, nor has Borrower or Smart(Europe) mortgaged, pledged, granted a security interest in or otherwise encumbered any of their assets or properties except in favor of Bank or as permitted in Section 5.6 heretofore otherwise permitted by Bank in writing.

         SECTION 2.6. INCOME TAX RETURNS. Neither Borrower nor Smart(Europe) has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or Smart(Europe) is a party or by which Borrower or Smart(Europe) may be bound that requires the subordination in right of payment of any of Borrower's or Smart(Europe)'s obligations subject to this Agreement to any other obligation of Borrower or Smart(Europe).

         SECTION 2.8. PERMITS, FRANCHISES. Each of Borrower and Smart(Europe) possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except if failure to possess the same could not be reasonably expected to have a material adverse affect on Borrower and Smart(Europe), taken as a whole.

         SECTION 2.9. ERISA. To the extent applicable, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor Smart(Europe) is in default of any monetary or other material obligation on any obligation for borrowed money, any purchase money obligation in a principal amount in excess of $2,500,000.00



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or any other material lease, commitment, contract, instrument or obligation.

         SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, to the best of Borrower's knowledge, based on reasonable due diligence, each of Borrower and Smart(Europe) is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of their respective operations and/or properties, including without limitation, with respect to Borrower, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best of Borrower's knowledge, based on reasonable due diligence, none of the operations of Borrower or Smart(Europe) is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor Smart(Europe) has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III
                                   CONDITIONS

         SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

         (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

         (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

      (i)         This Agreement and the Notes.
     (ii)         Corporate Resolutions.
    (iii)         Legal opinion.
     (iv)         Guaranty.
      (v) Such other documents as Bank may reasonably require under any other Section of this Agreement.



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         (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and Smart(Europe), taken as a whole.

         SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

         (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto (except to the extent they expressly relate to an earlier date), with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

         (b) Documentation. Bank shall have received all additional documents which may be reasonably required in connection with such extension of credit.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

         Borrower or Smart(Europe) covenant that so long as Bank remains committed to extend credit to Borrower or Smart(Europe) pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or Smart(Europe) to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower or Smart(Europe) subject hereto, Borrower and Smart(Europe) shall, unless Bank otherwise consents in writing:

         SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of the Line of Credit at any time exceeds any limitation on borrowings applicable thereto.

         SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied (subject in the case of Smart(Europe), to such accounting principles as are necessary to



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comply with the law or accepted practice in the United Kingdom), and permit any representative of Bank, at any reasonable time (and, if no Event of Default exists, upon reasonable notice), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or Smart(Europe).

         SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

         (a) not later than 90 days after and as of the end of each fiscal year, Borrower's 10K report filed with the Securities and Exchange Commission ("SEC");

         (b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows (which may be in the form of Borrower's 10Q filed with the SEC);

         (c) not later than 5 days after filing with the SEC, copies of all 8K reports, proxy statements, registration statements and all other documents filed with the SEC;

         (d) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

         (e) from time to time such other information as Bank may reasonably request.

         SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of their businesses; and in all material respects comply with the provisions of all documents pursuant to which Borrower and Smart(Europe) are organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or their businesses, except those, which if not complied with, could not be reasonably expected to have a material adverse affect on Borrower and Smart (Europe) taken as a whole.

         SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and Smart(Europe), including but not limited to fire, extended coverage, public



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liability, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         SECTION 4.6. FACILITIES. Keep all properties useful or necessary to their businesses in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

         SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as may in good faith be contested or as to which a bona fide dispute may arise, and (b) for which provision has been made, in accordance with generally accepted accounting principles, consistently applied, for eventual payment thereof in the event Borrower or Smart(Europe) is obligated to make such payment.

         SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or Smart(Europe) with a claim in excess of $1,500,000.00.

         SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

         (a) Tangible Net Worth not less than $85,000,000.00 as of October 31, 1996, plus, thereafter, on a cumulative basis, an amount equal to 80% of net income after taxes (with no deduction for losses) and 100% of proceeds of new equity (less reasonable and customary costs of issuance) since October 31, 1996, determined as of each fiscal quarter end, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

         (b) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.25 to 1.0 determined as of each fiscal quarter end, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

         (c) Quick Ratio not at any time less than 1.0 to 1.0, with "Quick Ratio" defined as the aggregate of unrestricted cash and



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cash equivalents, unrestricted marketable securities and receivables convertible into cash divided by total current liabilities.

         (d) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit not less than $1.00 in each fiscal quarter following any fiscal quarter in which a pre-tax loss was incurred.

         SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or Smart(Europe); (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $1,500,000.00.

                                    ARTICLE V
                               NEGATIVE COVENANTS

         Borrower or Smart(Europe) further covenant that so long as Bank remains committed to extend credit to Borrower or Smart(Europe) pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or Smart(Europe) to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower and Smart(Europe) subject hereto, neither Borrower nor Smart(Europe) will without Bank's prior written consent:

         SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

         SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and Smart(Europe) to Bank, and (b) any other liabilities of Borrower or Smart(Europe) existing as of, and disclosed to Bank prior to, the date hereof,
(c) to the extent not included in clause (b), indebtedness incurred in the ordinary course of business for the



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purpose of purchasing inventory, equipment and/or real estate not to exceed
$8,000,000.00 outstanding at any time, and (d) subordinated indebtedness pursuant to subordination agreements in form and content acceptable to Bank; and
(e) extensions, modifications, refinancings and refundings of the foregoing, so long as the maximum principal amount is not increased.

         SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity unless (i) at least 90% of the consideration paid by Borrower and/or Smart(Europe) consists of equity securities in Borrower, subject to the terms of last sentence of this Section, (ii) Borrower or Smart(Europe), as applicable, is the surviving entity (provided that in no event shall Borrower be merged into or consolidated with Smart(Europe) unless Borrower is the surviving entity), and (iii) no violation of this Agreement exists at the time of or would exist after such merger or consolidation; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except to the extent set forth in the last sentence of this Section; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business. Borrower shall not pay more than an aggregate of $5,000,000.00 per fiscal year (in addition to payment in the form of its equity securities) for all mergers with and acquisitions of stock and/or all or substantially all of the assets of other entities in such fiscal year.

         SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank, guaranties by Borrower of Smart(Europe)'s trade debt incurred in the ordinary course of business, and guaranties existing in and disclosed in writing to Bank prior to the date hereof.

         SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) additional loans or advances to Smart(Europe) in amounts not to exceed an aggregate of $7,500,000.00 outstanding at any one time, (c) loans to employees for travel advances, relocation loans and other loans in the ordinary course of business,
(d) investments in accordance with Borrower's investment policy, as in effect from time to time, (e) existing investments in subsidiaries and joint ventures which



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have been disclosed to Bank in writing prior to the date hereof, and (f) loans to employees, officers, directors to finance or refinance the purchase of equity securities of Borrower.

         SECTION 5.6. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or Smart(Europe)'s assets now owned or hereafter acquired, except (a) purchase money security interests in real property inventory and equipment securing indebtedness permitted under Sections 5.2(b) and (c), (b) any of the foregoing in favor of Bank, (c) liens for taxes, assessments or other governmental charges which are not due and which remain payable without penalty or which are being contested in good faith, provided that adequate reserves therefor have been established, which reserves in accordance with generally accepted accounting principles, consistently applied, (d) liens in connection with insurance or compensation funds, pensions, social security obligations, bids, tender, leases, statutory obligations, surety and appeal bonds and other liens arising in the ordinary course of Borrower's or Smart(Europe)'s business, including mechanics and materialman's which do not adversely affect Borrower's or Smart(Europe)'s business operations, (e) liens reflected in Borrower's and Smart(Europe)'s financial statements dated October 31, 1996, previously submitted to Bank, (f) liens (otherwise permitted in this Section) on assets that existed at the time such assets were acquired by Borrower or any of its subsidiaries, (g) liens on deposit accounts in the nature of set off rights, banker's liens or other customary rights, and (h) liens of the type referred to in Section 6.1(e) that do not exceed an aggregate of $2,500,000.00.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

         SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrower or Smart(Europe) shall fail to pay when due any principal, or within 5 days after the due date, any interest, fees or other amounts payable under any of the Loan Documents.

         (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

         (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in



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subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

         (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or Smart(Europe) has incurred any debt or other liability in the principal amount of $2,500,000.00 or more to any person or entity, including Bank.

         (e) The filing of a notice of judgment lien against Borrower or Smart(Europe); or the recording of any abstract of judgment against Borrower or Smart(Europe) in any county in which Borrower or Smart(Europe) has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or Smart(Europe); or the entry of a judgment against Borrower or Smart(Europe); in each case involving $2,500,000.00 or more (and for all cases involving $5,000,000.00 or more) and the enforcement thereof is not dismissed stayed or bonded pending appeal within 60 days after its (their) occurrence, provided that Bank shall not be required to make advances during such 60 day period.

         (f) Borrower or Smart(Europe) shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or Smart(Europe) shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Smart(Europe) (and such involuntary petition or proceeding is not dismissed within 60 days after its filing provided that Bank shall not be obligated to make advances during such 60 day period), or Borrower or Smart(Europe) shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or Smart(Europe) shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or Smart(Europe) by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

         (g) Borrower shall cease its normal operations for a period in excess 5 business days, other than by reason of weekends, customary holidays or regularly scheduled vacation periods.

         (h) The dissolution or liquidation of Borrower or Smart(Europe); or Borrower or Smart(Europe), or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or Smart(Europe).

         SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower and Smart(Europe) under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER:     SMART MODULAR TECHNOLOGIES, INC.
                       4305 Cushing Parkway
                       Fremont, CA 94538
                       Attn:  David Mullin, CFO

    Smart(Europe):     SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED
                       c/o SMART MODULAR TECHNOLOGIES, INC.
                       4305 Cushing Parkway
                       Fremont, CA 94538
                       Attn:  David Mullin, CFO

             BANK:     WELLS FARGO BANK, NATIONAL ASSOCIATION
                       Santa Clara Valley Regional
                         Commercial Banking Office
                       121 Park Center Plaza
                       San Jose, CA 95113
                       Attn:  Robin S. Apple, Vice President

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower and Smart(Europe) shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel) (collectively "Costs and Expenses"), expended or incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto. The non-prevailing party shall pay to the prevailing party the latter's Costs and Expenses incurred in (a) the enforcement of rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower, Smart(Europe), or any other person or entity. This provision is in furtherance of the provision regarding the same in the letter dated March 21, 1996 between Borrower and Bank.

         SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower nor Smart(Europe) may assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right, upon 90 days notice to Borrower, to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents, provided that Borrower shall not be required to communicate directly with any such participant. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Smart(Europe) or their business, subject to the terms of a Confidentiality Agreement reasonably acceptable to all parties.

         SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower, Smart(Europe) and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         SECTION 7.11.  ARBITRATION.

         (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

         (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

         (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

         (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

         (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

         (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                             WELLS FARGO BANK,
SMART MODULAR TECHNOLOGIES, INC.                NATIONAL ASSOCIATION


By:  /s/  DAVID B. MULLIN                      By:  /s/  JOHN ADAMS
  ---------------------------------               ------------------------------
       Vice President, Finance                 Title:  Vice President
Title: and Chief Financial Officer


By:  /s/  LATA KRISHNAN
  ---------------------------------
Title: Vice President, Administration


SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED


By:  /s/  DAVID B. MULLIN
  ---------------------------------
        Vice President, Finance
Title:  and Chief Financial Officer

By:  /s/  LATA KRISHNAN
  ---------------------------------
Title:  Vice President, Administration